Exhibit 99.1

News Release

Investor Contacts:

KCSA Strategic Communications

Jeffrey Goldberger / Philip Carlson

+1 212.896.1249 / +1 212.896.1233

jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES FINANCIAL RESULTS

FOR FIRST QUARTER 2011

LEXINGTON, KY (May 10, 2011) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial results for the quarter ended March 31, 2011. For the quarter, the Partnership reported EBITDA of $16.3 million and net income of $6.1 million, compared to EBITDA of $15.8 million and net income of $6.5 million in the first quarter of 2010. Total revenues for the quarter were $82.8 million, with coal sales generating $78.6 million of the total.  (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

On April 26, 2011, the Partnership announced its second cash distribution of $0.455 per common unit and subordinated unit, or $1.82 per unit on an annualized basis, which represents a 2.2% increase over its previous quarterly distribution of $0.445 per unit, or $1.78 per unit on an annualized basis. The distribution will be paid on May 13, 2011 to unitholders of record as of the close of business on May 2, 2011.

Rhino intends to provide 2012 guidance later this quarter along with a more complete review of the Partnership’s operations and growth plans.

First Quarter Highlights

•                  Northern Appalachia achieved record revenues and margins

•                  Central Appalachia metallurgical coal (“met coal”) production increased 53% over the prior year

•                  Mine 28 production has rebounded after cutting back one section

•                  Eagle #1 returned to regulatory compliance and is currently operating at full production while Eagle #2 is being rehabilitated and will begin production by the end of the second quarter

•                  Castle Valley production has ramped up

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner commented, “We are pleased to report that our continued focus on safety resulted in a reduction in accidents and violations during the quarter.  Turning to operations, results in Northern and Central Appalachia were generally in line with our expectations.  In both Central Appalachia and Rhino Eastern we continue to focus on expanding our met coal production, and on decreasing our costs.  In addition, we believe that we have the most diversified base of projects and reserves of any coal company our size.  Our objective is to utilize our assets and the flexibility they give us to take advantage of market opportunities as they occur.”

Commenting on the natural gas market, Dave Zatezalo noted, “We believe the glut of natural gas may persist for another one to three years and in the meantime will pressure domestic coal prices.  When the glut dissipates, we expect a rebound in thermal prices as domestic buyers will have to compete for some of the production sold overseas.”

Dave Zatezalo further commented, “Our relationship with our general partner, which is controlled by Wexford Capital LP, has given us the opportunity to use their expertise to begin acquiring a relatively small portfolio of oil and gas royalty interests and leases.  We believe these investments will generate long term cash flow streams.  They will also provide a natural hedge against our own energy consumption costs and will diversify our earnings.”

Expansion Update

Central Appalachia

•                  The Remining 3 surface mine operation in Rhino’s Tug River complex is expected to begin operation in the fourth quarter of 2011 with a projected run rate of 375,000 tons per year, which is expected to double within 12 months.  Production from this mine is expected to be at least one half met coal.  Rhino intends for the ramp up of production to coincide with the opening of a new preparation plant in the Tug River complex in the first quarter of 2012.

•                  The Access Energy mine in Rhino’s Deane complex is expected to begin production in the third quarter of 2011 with an initial projected run rate of 175,000 tons per year of high quality steam coal.

Northern Appalachia

•                  Rhino continues to make progress with the Leesville mine permit in Ohio.  The Partnership has identified an interim opportunity to access seven seam reserves from its existing Hopedale portal and infrastructure.  This may give Rhino the opportunity to access reserves similar in quality to Hopedale at a lower capital and operating cost than projected at Leesville.

Illinois Basin

•                  For Taylorville, Rhino has received tentative indications of interest in this coal which may justify opening the mine, and the Partnership has hired additional sales staff to advance these efforts.  Rhino is updating and evaluating our development plans for this location.

Rhino Western

•                  Rhino is pleased with the successful opening of the Castle Valley mine, along with the process of procuring long term contracts.

•                  For McClane Canyon, Rhino is continuing with the process of permitting the loadout for this location and seeking customer orders to justify the reopening of this mine.

Eastern Met

•                  The Eagle #2 mine is expected to begin production in the second quarter of 2011 at a projected run rate of 200,000 tons per year.

•                  Rhino has an agreement with its joint venture partner, Patriot Coal, to proceed with a new Sewell seam mine in mid-2012.  In conjunction with this mine, plans for constructing a new preparation plant are underway.

Capital Expenditures

•                  Maintenance capital expenditures for the quarter were approximately $2.1 million.

•                  Expansion capital expenditures for the quarter were approximately $6.6 million and consisted of approximately $3.0 million for the acquisition of certain oil and gas mineral rights in the Cana Woodford region of western Oklahoma; approximately $2.1 million for the Castle Valley complex; approximately $0.4 million for McClane Canyon; and the remainder on Rhino’s other internal development projects.

Oil and Gas

During the first quarter, Rhino invested approximately $3 million in oil and gas mineral rights in the Cana Woodford region in western Oklahoma. This is a liquids rich gas play which is being actively permitted and drilled. These mineral rights represent a perpetual ownership in minerals with no future cash expenditures or liabilities, and produce monthly revenue after drilling.  Third parties are actively drilling in the Cana Woodford region and the Partnership expects that the interests will generate revenue within 12 to 18 months.

In addition, Rhino and various Wexford Capital LP entities are participating with Gulfport Energy, a publicly traded affiliate of Wexford Capital LP, to acquire a portfolio of oil and gas leases in the Utica Shale.  Rhino recently purchased approximately a $7 million interest in a portfolio of leases and expects to participate in additional acquisitions of leases for an aggregate investment not to exceed $20 million. Drilling is expected to begin on these properties in 2011. Rhino is expected to fund its share of drilling costs, the maximum cash outlay for which is not expected to exceed the amount of its investment in the underlying leases. This is an early stage investment and subject to significant risks and uncertainties.

The Partnership believes income from the Cana Woodford and Utica Shale investments will provide a natural hedge against Rhino’s own hydrocarbon needs and will help to diversify Rhino’s income stream.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

EBITDA.  EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2011 included:

•                  EBITDA of $16.3 million and net income of $6.1 million compared to EBITDA of $15.8 million and net income of $6.5 million in the first quarter of 2010. The 2011 and 2010 figures include $0.7 million of net income and $0.1 million of net loss, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated EBITDA.

•                  Basic and diluted net income per common unit of $0.24.

•                  Coal sales of 1.1 million tons compared to 0.9 million tons for the first quarter of 2010.

•                  Total revenues and coal revenues of $82.8 million and $78.6 million, respectively, compared to $66.6 million and $62.6 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $70.17 compared to $65.98 for the first quarter of 2010, an increase of 6.4%.

•                  Cost of operations of $61.1 million compared to $46.4 million for the same period of 2010.

•                  Cost of operations per ton of $54.53 compared to $48.82 for the first quarter of 2010.

The increase in tons sold was primarily a result of production being reactivated at a surface mine in Rhino’s Central Appalachia segment as well as the start of production at the Castle Valley operation in Utah, partially offset by the idling of the McClane Canyon mine in Colorado.  Revenues increased due to an increase in tons sold while coal revenues per ton increased primarily due to higher contracted prices for steam coal. The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Rhino Western segment due to preparing the Castle Valley mine to begin production in the first quarter, along with costs associated with idling the McClane Canyon mine. In addition, Rhino experienced higher costs in its Central Appalachia operations due to an increased number of regulatory actions at Mine 28 located in the Rob Fork mining complex, along with increased transportation and maintenance costs from the Grapevine surface mine located in the Tug River complex.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah and also has one underground mine located in Colorado that was temporarily idled at year-end 2010 due to the expiration of the sole customer contract at this location. For the quarter ended March 31, 2011, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses.

In interim periods for 2010, prior to reporting full-year December 31, 2010 results, the Partnership had included its Colorado mine in the Other category since this operation did not meet the quantitative thresholds requiring separate disclosure as a reportable segment. With the acquisition of the Utah mining complex in August 2010, the Partnership began to aggregate the Colorado mine and Utah mining complex as one reportable segment as discussed above. For comparability purposes, the segment data for previous interim periods has been reclassified to present the results of the Colorado mine in the Rhino Western segment instead of the Other category.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.  The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	First Quarter 2011	First Quarter 2010	% Change* 1Q11 / 1Q10
Central Appalachia
Coal revenues	$49.5	$38.5	28.4%
Total revenues	$49.9	$38.6	29.1%
Coal revenues per ton*	$88.73	$95.80	(7.4)%
Cost of operations	$35.5	$24.6	44.8%
Cost of operations per ton*	$63.81	$61.09	4.4%
Tons produced	0.6	0.5	20.4%
Tons sold	0.6	0.4	38.6%
Northern Appalachia
Coal revenues	$26.8	$21.7	23.5%
Total revenues	$29.0	$24.0	21.0%
Coal revenues per ton*	$53.23	$44.14	20.6%
Cost of operations	$17.6	$17.1	2.9%
Cost of operations per ton*	$34.97	$34.82	0.4%
Tons produced	0.5	0.5	3.8%
Tons sold	0.5	0.5	2.4%
Rhino Western
Coal revenues	$2.3	$2.4	(4.9)%
Total revenues	$2.3	$2.4	(4.8)%
Coal revenues per ton*	$39.51	$43.68	(9.5)%
Cost of operations	$2.5	$1.5	67.9%
Cost of operations per ton*	$41.67	$26.10	59.7%
Tons produced	0.1	0.1	48.6%
Tons sold	0.1	0.1	5.1%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$1.6	$1.6	1.0%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$5.5	$3.2	68.6%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$78.6	$62.6	25.4%
Total revenues	$82.8	$66.6	24.3%
Coal revenues per ton*	$70.17	$65.98	6.4%
Cost of operations	$61.1	$46.4	31.7%
Cost of operations per ton*	$54.53	$48.82	11.7%
Tons produced	1.2	1.0	14.0%
Tons sold	1.1	0.9	17.9%
Eastern Met 100% Basis †
Coal revenues	$10.3	$5.4	89.7%
Total revenues	$10.3	$5.4	89.8%
Coal revenues per ton*	$187.71	$98.68	90.2%
Cost of operations	$7.4	$4.6	60.4%
Cost of operations per ton*	$135.10	$84.00	60.8%
Net income (loss)	$1.4	$(0.3)	n/a
Partnership’s portion of net income (loss)	$0.7	$(0.1)	n/a
Tons produced***	0.1	0.1	(1.4)%
Tons sold***	0.1	0.1	(0.3)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol and low-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

Central Appalachia Overview of Results by Product †

(In thousands, except per ton data and %)	First Quarter 2011	First Quarter 2010	% Change* 1Q11 / 1Q10
Met coal tons sold	174.9	134.1	30.4%
Steam coal tons sold	382.2	267.7	42.7%
Total tons sold	557.1	401.8	38.6%

Met coal revenue	$20,746	$17,934	15.7%
Steam coal revenue	$28,683	$20,587	39.3%
Total coal revenue	$49,429	$38,521	28.4%

Met coal revenues per ton	$118.64	$133.74	(11.3)%
Steam coal revenues per ton	$75.05	$76.89	(2.4)%
Total coal revenues per ton	$88.73	$95.80	(7.4)%

Met coal tons produced	198.8	129.9	53.0%
Steam coal tons produced	386.1	355.8	8.5%
Total tons produced	584.9	485.7	20.4%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

Rhino maintains the guidance for full year 2011 provided in the prior quarterly report as follows:

Revenue	$358 to $365 million
Net income	$47 to $57 million
EBITDA	$82 to $92 million
Production	4.9 to 5.2 million tons
Sales	5.0 to 5.3 million tons
Capital expenditures
Maintenance	$18 to $22 million
Expansion	$28 to $33 million

First Quarter 2011 Financial and Operational Results Conference Call

A conference call regarding Rhino’s first quarter 2011 financial and operational results is scheduled for today at 10:00am Eastern time. To participate in the conference call, dial 800-299-8538 and enter pass code 62203772. International investors should dial 617-786-2902 and should enter the same pass code. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

An audio replay of the conference call will be available for one week starting today at 1:00pm Eastern time and concluding on Tuesday, May 17, 2011 at 11:59pm Eastern time. To access the replay, dial 888-286-8010 and enter pass code 57547559. International callers should dial 617-801-6888 and provide the same pass code.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership formed to control and operate steam and met coal properties and other stable, cash generating non-coal natural resource assets. Rhino’s current operations are in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

(in thousands)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$951	$76
Accounts receivable, net of allowance	34,006	27,351
Inventories	21,042	15,635
Prepaid expenses and other	5,810	7,294
Total current assets	61,809	50,356
Net property, plant & equipment, incl coal properties, mine development and construction costs	281,661	282,577
Investment in unconsolidated affiliate	18,138	18,749
Other non-current assets	6,772	6,963
TOTAL	$368,380	$358,645

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,544	$15,493
Current portion of long-term debt	2,132	2,908
Accrued expenses and other	19,470	17,479
Total current liabilities	38,146	35,880
NON-CURRENT LIABILITIES
Long-term debt	46,909	33,620
Asset retirement obligations	30,012	31,341
Other non-current liabilities	10,412	10,187
Total non-current liabilities	87,333	75,148
Total liabilities	125,479	111,028
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	231,956	236,582
General partner	10,320	10,410
Accumulated other comprehensive income	625	625
Total partners’ capital	242,901	247,617
TOTAL	$368,380	$358,645

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2011	2010
REVENUES:
Coal sales	$78,560	$62,642
Other revenues	4,195	3,961
Total revenues	82,755	66,603
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	61,042	46,352
Freight and handling costs	813	673
Depreciation, depletion and amortization	9,144	7,765
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	5,351	3,678
(Gain) on sale of assets—net	(89)	(1)
Total costs and expenses	76,261	58,467
INCOME FROM OPERATIONS	6,494	8,136
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,058)	(1,470)
Interest income and other	1	8
Equity in net income (loss) of unconsolidated affiliate	699	(130)
Total interest and other income (expense)	(358)	(1,592)
INCOME BEFORE INCOME TAXES	6,136	6,544
NET INCOME	$6,136	$6,544

General partner’s interest in net income	$123
Common unitholders’ interest in net income	$3,007
Subordinated unitholders’ interest in net income	$3,006
Net income per limited partner unit, basic:
Common units	$0.24
Subordinated units	$0.24
Net income per limited partner unit, diluted:
Common units	$0.24
Subordinated units	$0.24
Distributions paid per limited partner unit	$0.4208
Weighted average number of limited partner units outstanding, basic:
Common units	12,402
Subordinated units	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	12,431
Subordinated units	12,397

Reconciliations of EBITDA

The following tables present reconciliations of EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated:

($ in millions)	First Quarter 2011	First Quarter 2010	Year Ending 2011 (est midpoint)
Net income (loss)	$6.1	$6.5	$52
Plus:
Depreciation, depletion and amortization	9.1	7.8	32
Interest expense	1.1	1.5	3
EBITDA	$16.3	$15.8	$87

* Totals may not foot due to rounding

	Three Months Ended March 31
($ in millions)	2011	2010
Net cash provided by (used in) operating activities	$6.0	$4.6
Plus:
Increase in net operating assets	10.3	10.8
Gain on sale of assets	0.1	—
Interest expense	1.1	1.5
Equity in net income of unconsolidated affiliate	0.7	—
Less:
Decrease in net operating assets	—	—
Accretion on interest-free debt	0.1	0.1
Amortization of advance royalties	0.6	0.3
Amortization of debt issuance costs	0.2	—
Equity-based compensation	0.4	—
Loss on sale of assets	—	—
Loss on retirement of advance royalties	0.1	0.1
Accretion on asset retirement obligations	0.5	0.5
Equity in net loss of unconsolidated affiliate	—	0.1
EBITDA	$16.3	$15.8